Exhibit 5.1

Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square, Eighteenth and Arch Streets
Philadelphia, PA 19103-2799

troutman.com

July 21, 2022

Zynerba Pharmaceuticals, Inc.

Board of Directors

80 W. Lancaster Avenue, Suite 300

Devon, PA 19333

RE: Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of 347,222 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), and additional shares of Common Stock having aggregate sales proceeds of up to $20,000,000 (the “Purchase Shares” and, together with the Commitment Shares, the “Shares”), pursuant to that certain Purchase Agreement, dated July 21, 2022 (the “Agreement”), by and between the Company and Lincoln Park Capital Fund, LLC (“LPC”). The Shares will be sold by the Company pursuant to the Company’s registration statement on Form S-3 (File No. 333-264966) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 16, 2022 and declared effective by the Commission on June 10, 2022 (the “Registration Statement”), a base prospectus dated June 10, 2022 (the “Base Prospectus”) and a final prospectus supplement dated July 21, 2022 (together with the Base Prospectus, the “Prospectus”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the issuance of the Shares.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware. We express no opinion herein as to any other statutes, rules, or regulations.

Zynerba Pharmaceuticals, Inc.

July 21, 2022

Based upon, subject to and limited by the foregoing, we are of the opinion that following: (i) issuance of the Shares pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Troutman Pepper Hamilton Sanders LLP

Troutman Pepper Hamilton Sanders LLP